Exhibit 99.1

CONTACT
Shelly Taylor
(800) 978-8136
NEWS RELEASE	staylor@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc.

Expands to Virginia

Lake Forest, Calif., (Jan. 29, 2015) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it acquired an 84-bed assisted living facility in Front Royal, Virginia for a purchase price of $14.3 million on Jan. 23, 2015.

The 46,844 square foot facility will be operated by and leased to an affiliate of Meridian Senior Living, LLC (“Meridian”) pursuant to a 15-year triple net lease. Meridian is among the top 10 assisted living providers in the United States with the capacity to serve over 7,000 residents. Currently, Meridian operates 114 communities, including five other facilities in Summit’s portfolio, and spans 14 states.

“This is another exciting opportunity to partner with the excellent team at Meridian,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “We have been very pleased with the job they have done at our other facilities and together we have been able to work toward achieving mutual goals.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in healthcare related senior housing real estate located throughout the United States. The current portfolio includes interests in 17 healthcare facilities.

For more information, please contact Shelly Taylor at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly reports for the periods ended March 31, 2014, and June 30, 2014, and September 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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